EXHIBIT 1




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                          AGREEMENT AND PLAN OF MERGER



                                     Among

                              REED ELSEVIER INC.,


                               REH MERGERSUB INC.



                                      and

                             HARCOURT GENERAL, INC.


                          Dated as of October 27, 2000


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


                               TABLE OF CONTENTS

                                                                           Page

ARTICLE I THE OFFER .........................................................2

         SECTION 1.1   The Offer.............................................2
         SECTION 1.2   Company Action........................................3

ARTICLE II THE MERGER .......................................................4

         SECTION 2.1   The Merger............................................4
         SECTION 2.2   Closing; Effective Time...............................4
         SECTION 2.3   Effects of the Merger.................................4
         SECTION 2.4   Certificate of Incorporation; By-Laws.................5
         SECTION 2.5   Directors and Officers................................5
         SECTION 2.6   Conversion of Securities..............................5
         SECTION 2.7   Treatment of Employee Options and Restricted Stock....6
         SECTION 2.8   Appraisal Rights......................................6
         SECTION 2.9   Surrender of Shares...................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................8

         SECTION 3.1   Organization and Qualification; Subsidiaries..........8
         SECTION 3.2   Certificate of Incorporation and By-laws..............9
         SECTION 3.3   Capitalization........................................9
         SECTION 3.4   Authority Relative to This Agreement.................10
         SECTION 3.5   No Conflict; Required Filings and Consents...........11
         SECTION 3.6   Compliance...........................................12
         SECTION 3.7   SEC Filings; Financial Statements....................12
         SECTION 3.8   Absence of Certain Changes or Events.................13
         SECTION 3.9   Absence of Litigation................................14
         SECTION 3.10  Employee Benefit Plans...............................14
         SECTION 3.11  Tax Matters..........................................16
         SECTION 3.12  Offer Documents; Proxy Statement.....................16
         SECTION 3.13  Brokers..............................................17
         SECTION 3.14  Takeover Statutes; Rights Plans......................17
         SECTION 3.15  Intellectual Property................................17
         SECTION 3.16  Environmental Matters................................18
         SECTION 3.17  Contracts............................................18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...........20

         SECTION 4.1   Corporate Organization...............................20
         SECTION 4.2   Authority Relative to This Agreement.................20
         SECTION 4.3   No Conflict; Required Filings and Consents...........20
         SECTION 4.4   Offer Documents; Proxy Statement.....................21


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                                                                           Page

         SECTION 4.5   Brokers..............................................21
         SECTION 4.6   Financing............................................22
         SECTION 4.7   Operations of Purchaser..............................22
         SECTION 4.8   Ownership of Shares..................................22
         SECTION 4.9   Vote/Approval Required...............................22
         SECTION 4.10  Subsequent Transaction...............................22

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER............................23

         SECTION 5.1   Conduct of Business of the Company Pending
                       the Merger ..........................................23

ARTICLE VI ADDITIONAL AGREEMENTS............................................26

         SECTION 6.1   Stockholders Meeting.................................26
         SECTION 6.2   Proxy Statement......................................26
         SECTION 6.3   Company Board Representation; Section 14(f)..........27
         SECTION 6.4   Access to Information; Confidentiality...............27
         SECTION 6.5   Acquisition Proposals................................29
         SECTION 6.6   Employment and Employee Benefits Matters.............31
         SECTION 6.7   Directors' and Officers' Indemnification and
                       Insurance............................................33
         SECTION 6.8   Further Action; Reasonable Best Efforts..............35
         SECTION 6.9   Third Party Standstill Agreements....................37
         SECTION 6.10  Notification of Certain Matters......................37
         SECTION 6.11  Integration Committee................................37
         SECTION 6.12  Public Announcements.................................37

ARTICLE VII CONDITIONS OF MERGER............................................38

         SECTION 7.1   Conditions to Obligation of Each Party to Effect
                       the Merger...........................................38

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................38

         SECTION 8.1   Termination..........................................38
         SECTION 8.2   Effect of Termination................................39
         SECTION 8.3   Expenses.............................................40
         SECTION 8.4   Amendment............................................40
         SECTION 8.5   Waiver...............................................40

ARTICLE IX GENERAL PROVISIONS...............................................40

         SECTION 9.1   Non-Survival of Representations, Warranties and
                       Agreements...........................................40
         SECTION 9.2   Notices..............................................41
         SECTION 9.3   Certain Definitions..................................41
         SECTION 9.4   Severability.........................................42
         SECTION 9.5   Entire Agreement; Assignment.........................43
         SECTION 9.6   Parties in Interest..................................43
         SECTION 9.7   Governing Law........................................43
         SECTION 9.8   Headings.............................................43
         SECTION 9.9   Counterparts.........................................43
         SECTION 9.10   Specific Performance; Jurisdiction..................43
         SECTION 9.11   Performance.........................................44


                                     -ii-
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                                                                           Page

         SECTION 9.12   Interpretation......................................44
         SECTION 9.13   WAIVER OF JURY TRIAL................................44


Annex A - Offer Conditions

Exhibit A - Restated Certificate of Incorporation of the Company

Exhibit B - By-laws of the Company


                                     -iii-
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                            INDEX OF PRINCIPAL TERMS


Acquisition Proposal........................................................30
Adverse Recommendation Change...............................................31
Affected Employees..........................................................33
affiliate...................................................................43
Agreement....................................................................2
Antitrust Law...............................................................37
beneficial owner............................................................43
beneficially owned..........................................................43
Book-Entry Shares............................................................7
business day................................................................44
By-Laws.....................................................................10
Certificate of Merger........................................................5
Certificates.................................................................7
Class C Stock...............................................................10
Closing......................................................................4
Closing Date.................................................................4
Common Stock Merger Consideration............................................5
Company..................................................................2, 44
Company Common Stock.........................................................2
Company Plans...............................................................15
Company Preferred Stock.....................................................10
Company Representatives.....................................................30
Company Requisite Vote......................................................11
Company Securities..........................................................11
control.....................................................................44
controlled..................................................................44
controlled by...............................................................44
Costs.......................................................................34
DGCL 2

Disclosure Schedule..........................................................9
Dissenting Shares............................................................7
DOJ  37

Effective Time...............................................................5
Elsevier....................................................................43
employee benefit plan.......................................................15
Employee Option..............................................................6
Employment Agreements.......................................................15
Environmental Laws..........................................................19
Environmental Permits.......................................................19
ERISA.......................................................................15
Exchange Act.................................................................2
Financial Advisor............................................................3
Financing Representatives...................................................29
FTC ........................................................................37
GCX ........................................................................26
generally accepted accounting principles....................................44


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HSR Act.....................................................................12
Indemnified Parties.........................................................34
Intellectual Property.......................................................18
knowledge...................................................................44
Material Adverse Effect......................................................9
Materials of Environmental Concern..........................................19
Merger.......................................................................2
Merger Agreement.............................................................1
Merger Consideration.........................................................6
Minimum Condition............................................................1
NMG ........................................................................17
Offer........................................................................2
Offer Conditions.............................................................2
Offer Documents..............................................................3
Outside Date.................................................................2
Parent...................................................................2, 44
Parent Plans................................................................33
Paying Agent.................................................................7
person......................................................................44
Proxy Statement.............................................................17
Purchaser................................................................2, 44
Reed .......................................................................43
Reimbursement Agreement.....................................................26
Representatives.............................................................29
Restated Certificate.........................................................5
Restrictive Covenant........................................................20
Schedule 14D-9...............................................................3
Schedule TO..................................................................2
SEC .........................................................................2
SEC Reports.................................................................13
Securities Act..............................................................13
Series A Stock...............................................................2
Series A Stock Merger Consideration..........................................6
Severance Plans.............................................................15
Shares.......................................................................2
Stockholders Meeting........................................................27
Subsequent Transaction......................................................29
subsidiaries................................................................44
subsidiary..................................................................44
Surviving Corporation........................................................4
Tax Return..................................................................17
Taxes.......................................................................17
Termination Fee.............................................................41
TP Representatives..........................................................29
under common control with...................................................44

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2000 (this "Agreement"), among REED ELSEVIER INC., a Massachusetts corporation ("Parent"), REH MERGERSUB INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and HARCOURT GENERAL, INC., a Delaware corporation (the "Company").

          WHEREAS, as promptly as practicable (but in no event later than five business days after the date hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all of the issued and outstanding shares of (i) Common Stock, par value $1.00 per share (the "Company Common Stock"), of the Company at a price of $59.00 per share, and (ii) Series A Cumulative Convertible Stock (the "Series A Stock" and, together with the Company Common Stock, the "Shares") at a price of $77.29 per share, in the case of each of clauses (i) and (ii), net to the seller in cash, subject to the conditions set forth in Annex A hereto;

          WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company and declared it advisable to enter into this Agreement with Parent and Purchaser providing for the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend acceptance of the Offer and adoption of this Agreement by the stockholders of the Company; and

          WHEREAS, the Board of Directors of the Company, Parent and Purchaser have each approved this Agreement pursuant to which Purchaser will merge with and into the Company in accordance with the DGCL upon the terms and subject to the conditions set forth herein; and

          WHEREAS, as a condition and inducement to Parent entering this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain significant stockholders of the Company are entering into a Stockholder Agreement (the "Stockholder Agreement"), pursuant to which, among other things, such stockholders have agreed to tender their Shares (including Shares issuable upon conversion of the Class B Stock, par value $1.00 per share, of the Company (the "Class B Stock")) in the Offer;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

          SECTION 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy the condition set forth in clause (ii)(a) of Annex A hereto, Purchaser shall commence the Offer as soon as practicable after the date hereof, and in any event within eight business days from the date hereof. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not withdrawn shall be subject only to the satisfaction or waiver by Purchaser of the conditions or events set forth in Annex A hereto (the "Offer Conditions"). Purchaser expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, (i) Purchaser may not waive the Minimum Condition (as defined in Annex A) or any of clauses (ii)(a), (e) or (f) of the Offer Conditions, (ii) Purchaser may not extend the expiration date of the Offer beyond the initial expiration date of the Offer except (A) as required by applicable law, (B) that if any condition to the Offer has not been satisfied or waived (other than as a result of the failure by Parent or Purchaser to perform any of its obligations under this Agreement), Purchaser may, in its sole discretion, extend the expiration date of the Offer for one or more periods (not in excess of 10 business days each) but in no event later than the Outside Date (as defined below) or (C) as provided hereafter in this Section 1.1(a), (iii) no change may be made which decreases the price per Share payable in the Offer, (iv) there shall be no change to the form of consideration payable in the Offer (other than by adding consideration), (v) there shall be no reduction in the maximum number of Shares to be purchased in the Offer and (vi) there shall be no imposition of any condition to the Offer in addition to those set forth herein, there shall be no modification or amendment to the Offer Conditions and the Offer shall not be otherwise modified or amended, in each case, in a manner which is adverse to holders of the Shares. On the terms and subject to the prior satisfaction or waiver of the Offer Conditions, Parent shall provide funds to Purchaser and Purchaser shall accept for payment and pay for Shares as soon as it is permitted to do so under applicable law; provided that (i) at each scheduled expiration date of the Offer, if any of the Offer Conditions shall not be satisfied or waived, Purchaser shall, at the request of the Company, extend the expiration date of the Offer for one or more periods (not in excess of 10 business days each) but in no event later than the Outside Date and (ii) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("the SEC") or the staff thereof applicable to the Offer. The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer in accordance with applicable law.

          As used herein, "Outside Date" shall mean the date which is 270 days from the date hereof.

          (b) As soon as reasonably practicable after the date hereof, and in any event within eight business days from the date hereof, Purchaser and Parent shall file their Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer with the SEC. The Schedule TO shall contain an Offer to Purchase and a related letter of transmittal and other documents (which Schedule TO, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof.

          (c) Notwithstanding any other provision contained herein, the Offer shall terminate upon termination of this Agreement pursuant to Section 8.1.

          (d) In connection with the Offer, the Purchaser shall include in the Offer to Purchase any information required by Sections Fourth(B)(4)(b)(vii) and
(4)(c) of the Restated Certificate (as defined in Section 2.4).

          SECTION 1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that subject to Section 6.5(b) hereof (i) its Board of Directors at a meeting duly called and held has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are advisable and fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and adopt this Agreement; and (ii) Goldman, Sachs & Co. (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that the consideration to be received by holders of shares of Company Common Stock (other than members of the Smith Family Group) pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by such Financial Advisor, the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below and the Proxy Statement referred to in Section
3.12. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this
Section 1.2(a).

          (b) The Company shall file with the SEC, contemporaneously with the filing of the Schedule TO pursuant to Section 1.1, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Company's Board of Directors described in Section 1.2(a)(i) and shall promptly mail the Schedule 14D-9 to the stockholders of the Company; provided that the Company shall not be required to make such filing with such recommendations or make such mailing if the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that refraining from taking such action is reasonably necessary for the Board of Directors to comply with its fiduciary duties under applicable law. The Schedule 14D-9 and all amendments thereto shall comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

          (c) In connection with the Offer, if requested in writing by Purchaser, the Company shall as soon as reasonably practicable furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, each as of a recent date, and shall as soon as reasonably practicable furnish Purchaser with such additional information (including but not limited to updated lists of stockholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser and each of their respective affiliates and representatives shall hold in confidence the information contained in any of such lists, labels or additional information, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information. The Company agrees to use reasonable best efforts to cooperate to enable the timely conversion of the Class B Stock into Company Common Stock prior to the expiration of the Offer, including without limitation, causing the Company's transfer agent to take all actions necessary to facilitate such conversion as promptly as practicable.

                                  ARTICLE II

                                   THE MERGER

          SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.2), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          SECTION 2.2 Closing; Effective Time. Subject to the provisions of
Article VII, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the first business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

          SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 2.4 Certificate of Incorporation; By-Laws. (a) At the Effective Time and without any further action on the part of the Company and Purchaser, the Restated Certificate of Incorporation of the Company (as amended, the "Restated Certificate") as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form set forth in Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

          (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the by-laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety in the form set forth in Exhibit B hereto and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by applicable law.

          SECTION 2.5 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed (as the case may be) and qualified.

          SECTION 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.6(c), shares described in Section 2.6(e), or any Dissenting Shares (as defined in Section 2.8(a))) shall be converted into the right to receive $59.00 in cash or any higher price that may be paid pursuant to the Offer (the "Common Stock Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 2.9, less any required withholding taxes;

          (b) each share of Series A Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.6(c), or any Dissenting Shares) shall be converted into the right to receive $77.29 in cash or any higher price that may be paid pursuant to the Offer (the "Series A Stock Merger Consideration", and together with the Common Stock Merger Consideration, the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 2.9, less any required withholding taxes;

          (c) each Share held in the treasury of the Company or owned by Parent or Purchaser immediately prior to the Effective Time, shall automatically be canceled and retired without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto;

          (d) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

          (e) each share of Company Common Stock held by the subsidiaries of the Company shall not be canceled pursuant to Section 2.6(c) and shall remain issued.

          SECTION 2.7 Treatment of Employee Options and Restricted Stock(a) The Company shall take all action necessary so that, immediately prior to the Effective Time, each outstanding employee stock option that is, or shall become, vested and exercisable as of the Effective Time (an "Employee Option"), shall be canceled and the holder thereof shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter (but in no event later than 10 days after the Effective Time) from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (A) the number of Shares previously subject to such Employee Option and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Share previously subject to such Employee Option, less any required withholding taxes. If requested by Parent or deemed necessary by the Company, the Company shall use its reasonable best efforts to obtain the consent of the holders of Employee Options to the cancellation of such Employee Options as provided in this Section 2.7; provided, however, that notwithstanding anything in this Section 2.7, the failure of any holder of an Employee Option to so consent shall not in any way affect the obligation of the parties to effect the Merger as provided herein.

          (b) Each restricted share of Company Common Stock granted pursuant to the Company Plans which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time to the extent provided by the terms thereof and the holder thereof shall be entitled to receive at the Effective Time the Common Stock Merger Consideration with respect to each such share, less any required withholding taxes.

          SECTION 2.8 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have not voted in favor of or consented to the Merger and who are entitled to demand appraisal of such Shares pursuant to, and have delivered a written demand for appraisal of such Shares in the time and manner provided in, Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders thereof shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose the right to appraisal and payment under the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive the consideration as determined pursuant to Section 262 of the DGCL shall cease and such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Common Stock Merger Consideration or the Series A Stock Merger Consideration, as set forth in Section 2.6 of this Agreement, without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Shares pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.9 Surrender of Shares. (a) Prior to the Effective Time, Purchaser shall appoint a bank or trust company reasonably acceptable to the Company (the "Paying Agent") to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.6. When and as needed, Parent or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.9(b). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") or (ii) Shares represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) All cash paid upon the surrender of a Certificate or of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, or Book-Entry Shares, as the case may be. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this
Article II.

          (d) None of Parent, Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to twelve months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

          (f) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser that, except as set forth on the Disclosure Schedule delivered by the Company to the Parent and Purchaser prior to the execution of this Agreement (the "Disclosure Schedule") and except as disclosed in the SEC Reports filed prior to the date of this Agreement (the "Filed SEC Reports"):

          SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and
(ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except (other than in the case of clause (i) with respect to the Company) where any such failure to be so organized, existing or in good standing or to have such power or authority would not have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business or activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not have a Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate or (iv) changes in any tax laws or regulations or applicable accounting regulations or principles.

          (b) All material subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the SEC Reports. All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          SECTION 3.2 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Restated Certificate and the Amended and Restated By-Laws (the "By-Laws") of the Company as currently in effect. The Restated Certificate and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of the Restated Certificate or By-Laws in any material respect.

          SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, (ii) 80,000,000 shares of Class B Stock, (iii) 100,000,000 shares of Class C Stock, par value $1.00 per share (the "Class C Stock") and (iv) 40,000,000 shares of Preferred Stock, par value $1.00 per share (the "Company Preferred Stock"), of which 10,000,000 shares are designated as Series A Stock. As of October 26, 2000, (i) 55,049,531 shares of Company Common Stock (excluding shares held in the treasury of the Company) and 18,111,768 shares of Class B Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 2,276,750 shares of Company Common Stock were held in the treasury of the Company, (iii) 775,713 shares of Series A Stock were issued and outstanding, (iv)

3,289,353 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Employee Options issued pursuant to the Company Plans (as defined in Section 3.10), (v) 18,111,768 shares of Company Common Stock were reserved for issuance upon the conversion of the Class B Stock and (vi) 1,016,184 shares of Company Common Stock were reserved for issuance upon the conversion of the Series A Stock. There are no outstanding stock appreciation rights or other rights that are linked to the price of Company Common Stock granted under any Company Plan that were not granted in tandem with a related Employee Option. No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Parent a true and complete list, as of the close of business on October 23, 2000, of all Employee Options and all other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Issuance Rights") granted under the Company Plans, the number of shares subject to each such Employee Option or Company Stock Issuance Right, the grant dates and exercise prices of each such Employee Option or, as applicable, Company Stock Issuance Right and the names of the holder thereof. Except as set forth above, as of the close of business on October 26, 2000, no shares of capital stock of, or other equity or voting interests in, the Company, or, to the extent issued or granted by the Company, options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since October 26, 2000, no options, warrants, or other rights to purchase shares of Company Common Stock or Company Preferred Stock or other equity or voting interests in the Company have been granted and no shares of Company Common Stock or Company Preferred Stock or other equity or voting interests in the Company have been issued, except (i) for shares issued pursuant to the exercise of Employee Options outstanding on the date of this Agreement, or (ii) for the conversion of shares of Series A Stock or Class B Stock into shares of Company Common Stock. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and, except as set forth above, no securities or other instruments or obligations of the Company or any of its subsidiaries, the value of which is based upon or derived from any capital or voting stock of the Company having the right to (or convertible into, or exchangeable for, securities having the right to vote) vote on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except (i) as set forth above, (ii) as a result of the exercise of Employee Options, (iii) as a result of or in connection with the conversion of Series A Stock into Company Common Stock as provided for in the Restated Certificate or (iv) as a result of or in connection with the conversion of Class B Stock into Company Common Stock as provided for in the Restated Certificate, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "Company Securities"), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.

          SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the

Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of each of the Company Common Stock and the Class B Stock each voting separately as a class, if and to the extent required by applicable law (the "Company Requisite Vote"), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Board of Directors of the Company at a meeting duly called and held at which all directors of the Company were present, duly and unanimously has approved this Agreement and the transactions contemplated hereby and approved, if and to the extent such approval is required to effect a conversion of all of the Class B Stock pursuant to the Stockholders Agreement, the conversion of all of the Class B Stock into Company Common Stock pursuant to Article Fourth, Section A.III(e) of the Restated Certificate. Subject to the applicability of Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement is the Company Requisite Vote.

          SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company do not and will not (i) conflict with or violate the Restated Certificate or By-Laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii),
(iii) and (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any statute, law, rule, regulation, ordinance, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) conflict with, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to the assets or business of the Company and its subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or other occurrence which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic, foreign, or supranational except for (i) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

Act"), and state securities, takeover and Blue Sky laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of any applicable Antitrust Law (as defined below) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to materially delay the Company from performing its obligations under this Agreement or (B) be reasonably expected to have a Material Adverse Effect.

          SECTION 3.6 Compliance. (a) Neither the Company nor any of its subsidiaries is, nor since January 1, 1999 has been, in violation of any law, rule, regulation, statute, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, except for any such violation which would not reasonably be likely to have a Material Adverse Effect, (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, and there has occurred no violation of, default under or event giving to others the right of termination, amendment or cancellation of any such permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises, except for any such permit, license, authorization, exemption, order, consent, approval or franchise, the absence of which would not reasonably be likely to have a Material Adverse Effect and (c) none of the Company or any of its subsidiaries has received, since January 1, 1997, a notice or other written communication alleging or identifying a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any governmental entity applicable to its business or operations, except for any such notices, communications or violations which would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.7 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed with the SEC (collectively, the "SEC Reports") since October 31, 1997, each of which, when filed, and as finally amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed or amended, as the case may be. None of the SEC Reports contained, when filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), and each such SEC Report filed subsequent to the date hereof will not contain, when filed, any untrue statement of a material fact or omitted or will omit, when filed, to state a material fact required to be stated or incorporated by reference therein, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required to file any forms, reports, statements, schedules or other documents with the SEC.

          (b) The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended October 31, 1998 and October 31, 1999 included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for the nine months ended July 31, 2000 included in the Company's quarterly report on Form 10-Q for the nine months ended July 31, 2000 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal year-end audit adjustments).

          (c) There are no liabilities or obligations of the Company or any of its subsidiaries required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability other than: (i) liabilities or obligations disclosed and provided for in the SEC Reports filed prior to the date hereof, (ii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) liabilities and obligations under this Agreement.

          SECTION 3.8 Absence of Certain Changes or Events. Since July 31, 2000, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (i) any change, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, except for dividends by a wholly owned subsidiary of the Company to its parent, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, (v) (x) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant (other than third party consultants) of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant (other than third party consultants) not previously receiving or entitled to receive such type of compensation or benefit, except for increases of cash compensation and other immaterial changes in benefits (except for changes in benefits provided to officers other than as the result of immaterial changes made to Company Plans that are generally applicable to the employees of the Company or any of its subsidiaries, which changes are not specifically directed at or do not disproportionately affect such officers) in each case (1) in the ordinary course of business consistent with past practice or (2) required under any agreement or benefit plan in effect as of December 31, 1999, (y) any granting to any current or former director, officer, employee or consultant (other than third party consultants) of the right to receive any severance or termination pay, or increases therein, or (z) any entry by the Company or any of its subsidiaries into, or any amendment of, any Severance Plan, Company Plan or Employment Agreement (each as defined below), (vi) any payment of any benefit or the grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Severance Plan, Company Plan or Employment Agreement or awards made thereunder) except as required to comply with any applicable law or any Severance Plan, Company Plan or Employment Agreement existing on such date,
(vii) any damage or destruction, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect, (viii) any material change in financial accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles or SEC accounting regulations or guidelines or applicable law, (ix) on or prior to the date of this Agreement, any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund of the Company or any of its subsidiaries (x) on or prior to the date of this Agreement, any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles, SEC accounting regulations or guidelines or applicable law, or (xi) any material write-off or write-down by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

          SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of any governmental entity or arbitrator, or to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any governmental entity involving the Company or any of its subsidiaries that individually or in the aggregate would reasonably be likely to have a Material Adverse Effect.

          SECTION 3.10 Employee Benefit Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

          (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other employee plan, program, agreement or arrangement (including, without limitation, all director benefit plans, and all severance guidelines, plans, policies, programs and practices ("Severance Plans")), and each other plan or program providing benefits in the event of termination of employment or a change in control or providing retention or "stay" bonuses, and each plan or program providing for the issuance of stock options or restricted shares to employees or directors or for employees or directors to acquire any stock, and including any other plan or program providing for equity-based compensation or providing for any bonuses to employees or directors and each vacation or sick pay policy, and fringe benefit plan, including any such plan which provides medical, life insurance or other benefits to any former employees or to any beneficiary or dependent of any such former employee (collectively, including the Severance Plans, the "Company Plans"), and each compensation, severance, employment, change in control, retention bonus or similar agreement (collectively, the "Employment Agreements") in existence as of the date hereof for any employees (and former employees) and directors (and former directors) of the Company and its subsidiaries.

          (b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, (iii) any summary plan description or other written communications by the Company or any of its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) (i) Each Company Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations, (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification (iii) no plan which is subject to Title IV of ERISA which is a Company Plan or a plan of any entity treated as a single employer with the Company pursuant to Code section 414(b) or (c) (a "Common Control Entity") has been terminated within the five year period prior to the date hereof, (iv) no "reportable event" (as such term is defined in ERISA Section 4043) with respect to which notice has not been waived, "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) that is not exempt or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan and (v) other than the Company Plans, there is no "employee benefit plan" (within the meaning of section 3(3) of ERISA) of any other entity for which the Company or any Common Control Entity is reasonably likely to have any liability.

          (d) Neither the Company nor any Common Control Entity participates in or has any liability to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) and neither the Company nor any Common Control Entity has incurred any withdrawal liability under Title IV of ERISA.

          (e) With respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

          (f) Schedule 3.10(f) contains a true and complete list of each collective bargaining agreement to which the Company or any of its subsidiaries is a party. Except as set forth on Schedule 3.10(f), none of the employees or former employees of the Company or any of its subsidiaries is represented by any collective bargaining agent or worker collective. Schedule 3.10(f) indicates the date, if any, as of which any agreement with any collective bargaining representative or worker collective expires.

          (g) Except as set forth on Schedule 3.10(g)(i), the consummation of the transactions contemplated by this Agreement will not, either alone or upon the occurrence of any additional or subsequent events, result in any payment or benefit under any Company Plan or Employment Agreement which would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Except as set forth on Schedule 3.10(g)(ii), no Company Plan or Employment Agreement provides for the payment of any amount intended to make any employee whole for any excise tax imposed under Code Section 4999(a).

          (h) The Company has delivered to Parent a schedule setting forth a list of each stock option outstanding as of October 23, 2000 and each restricted share for which restrictions have not, as of October 23, 2000, lapsed.

          SECTION 3.11 Tax Matters. Except for matters which would not individually or in the aggregate have a Material Adverse Effect, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law, has paid all Taxes (as defined below) shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any of its subsidiaries in respect of Taxes, except for matters which would not individually or in the aggregate have a Material Adverse Effect. No adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its subsidiaries in a manner that would have a Material Adverse Effect has been made, proposed or threatened in writing by a taxing authority (whether in connection with an audit or otherwise). The Company and each of its subsidiaries have complied with all applicable laws with respect to the withholding of Tax, including without limitation requirements relating to the submission of withheld amounts to appropriate taxing authorities, except to the extent such noncompliance would not individually or in the aggregate have a Material Adverse Effect. The Company and its subsidiaries have no liability for any Taxes imposed on any other persons as a result of being party to any agreement or having any obligation to indemnify other persons except for liabilities which would not individually or in the aggregate have a Material Adverse Effect. The representations set forth in the private letter ruling issued by the Internal Revenue Service to the Company with respect to the Company's distribution to its stockholders of substantially all of its stock of The Neiman Marcus Group, Inc. ("NMG") and the representations made by the Company in its request (and any supplements thereto) for such private letter ruling, were true, correct and complete in all material respects as of October 22, 1999. For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

          SECTION 3.12 Offer Documents; Proxy Statement. Neither the Schedule 14D-9, nor any of the information specifically supplied in writing by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC, first published, sent or given to the stockholders of the Company and at the time Shares are purchased pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) nor the information statement to be sent to such stockholders, as appropriate

(such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to such stockholders, at the time of the Stockholders Meeting, if any, and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives which is contained in or incorporated by reference in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9, as amended or supplemented, and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 3.13 Brokers. No broker, finder, investment banker or other intermediary (other than the Financial Advisor, a copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement from the Company or any of its affiliates in connection with the transactions contemplated by this Agreement.

          SECTION 3.14 Takeover Statutes; Rights Plans. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Offer or the Merger or the other transactions contemplated hereby. As of the date of this Agreement, the Company does not have any stockholder rights plan in effect. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.8, the action of the Board of Directors of the Company in approving the Offer, the Merger and this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to the Offer, the Merger and this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

          SECTION 3.15 Intellectual Property. (a) Except as would not have a Material Adverse Effect, (i) the Company and its subsidiaries own, or are validly licensed or otherwise have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature ("Intellectual Property") used in their business as currently conducted, (ii) such Intellectual Property does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party; (iii) none of the Company or any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property of any third party), and (iv) to the Company's knowledge no other third party has infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company or any of its subsidiaries. The Company and its subsidiaries make reasonable best efforts to protect and maintain their material Intellectual Property.

          (b) Except as would not have a Material Adverse Effect, the Company and its subsidiaries own, lease, or are validly licensed or otherwise have the right to use all hardware and software and any other necessary components which make up the information technology systems (the "IT Systems") which the Company and its subsidiaries use as of the date hereof to carry out their respective businesses as currently conducted. Except as would not have a Material Adverse Effect, (i) to the knowledge of the Company, neither the IT Systems nor any component of the IT Systems, infringes, misappropriates or otherwise violates the Intellectual Property of any third party, and (ii) the IT Systems have sufficient capacity to satisfy the needs of the business of the Company as currently conducted.

          SECTION 3.16 Environmental Matters. (a) Except as would not reasonably be likely to have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern (as defined below) or other facts, events, conditions or set of circumstances at any property currently or previously owned, leased or operated by the Company or any of its subsidiaries that are reasonably likely to result in liability of the Company or any subsidiary under any applicable Environmental Law; and (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location.

          (b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

     "Environmental Laws" shall mean all foreign, Federal, state, or local laws (including common law), statutes, regulations, rules, judgments, orders, ordinances, codes, or decrees relating to the protection of the environment, including, without limitation, the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

     "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

     "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste or any other words of similar import defined and regulated as such under Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

          (c) Neither the Company nor any of its subsidiaries own, lease or operate any properties located in New Jersey or Connecticut.

          SECTION 3.17 Contracts. (a) Except for any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license (each, including all amendments thereto, a "Contract") filed as exhibits to the SEC Reports, as of the date hereof there are no Contracts that are required to be filed as an exhibit to any SEC Reports under the Exchange Act and the rules and regulations promulgated thereunder.

Except for Contracts filed in unredacted form as exhibits to the Filed SEC Reports, Section 3.17 of the Disclosure Schedule sets forth a true and complete list of:

           (i) all Contracts to which the Company or any of its affiliates is a party, or that purport to be binding upon the Company or any of its affiliates that contain a covenant (a "Restrictive Covenant") materially restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its subsidiaries, including the Company and its subsidiaries) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less;

          (ii) all material joint venture and partnership agreements (excluding information technology contracts); and

         (iii) as of the date hereof, all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of any indebtedness of another person (except for such indebtedness or guarantees of indebtedness the aggregate principal amount of which does not exceed $5 million).

None of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company or such subsidiary, no other party to any of its Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that individually or in the aggregate would not be expected to result in a Material Adverse Effect. Except as identified in writing by the Company to Parent prior to the date of this Agreement, the Company has delivered or made available to Parent or its representatives true and complete copies of all Contracts listed on Section
3.17 of the Company Disclosure Schedule.

          (b) The Company is and has been in substantial compliance since November 1, 1999, with the Amended and Restated Intercompany Services Agreement dated November 1, 1999 between the Company and NMG (the "Intercompany Services Agreement") and, as of the date hereof, there are no suits or claims pending, or to the knowledge of the Company threatened against it, by NMG arising out the Intercompany Services Agreement.

          (c) The Lease Resolution Agreement dated as of October 27, 2000 among the Company, Richard A. Smith and Nancy Lurie Marks (the "Family Agreement") has been duly and validly authorized, executed and delivered by the Company and constitutes and will constitute, as at the date of the expiration of the Offer and the Effective Time a legal, valid and binding obligation of the parties thereto and is enforceable and will be enforceable, as of the date of the expiration of the Offer and the Effective Time, against the parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Parent beneficially owns all of the outstanding capital stock of Purchaser.

          SECTION 4.2 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including by the Boards of Directors of Parent and Purchaser and, prior to the Effective Time, by Parent as the sole stockholder of Purchaser) and no other corporate proceedings on the part of Parent or Purchaser (including shareholder actions) are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not (i) conflict with or violate the respective certificates or articles of incorporation or by-laws of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which either of them or their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the Offer and the Merger by Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and Blue Sky laws, (ii) the applicable requirements of the New York Stock Exchange, London Stock Exchange and Amsterdam Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of any applicable Antitrust Law or investment laws relating to foreign ownership and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

          SECTION 4.4 Offer Documents; Proxy Statement. The Offer Documents, as filed pursuant to Section 1.1, will not, at the time such Offer Documents (or any amendments or supplements thereto) are filed with the SEC or are first published, sent or given to the stockholders of the Company and at the time Shares are purchased pursuant to the Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information specifically supplied in writing by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendments or supplements thereto) is first mailed to the stockholders of the Company, at the time of the Stockholders Meeting, if any, and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the Offer Documents or Proxy Statement. The Offer shall comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Offer Documents, as amended and supplemented, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 4.5 Brokers. No broker, finder or investment banker (other than Morgan Stanley Dean Witter, ABN Amro and Cazenove is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

          SECTION 4.6 Financing. Parent and Purchaser will have available to them, upon consummation of the Offer and at the Effective Time, immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

          SECTION 4.7 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

          SECTION 4.8 Ownership of Shares. As of the date of this Agreement, Parent, Purchaser or their respective affiliates do not own (directly or indirectly, beneficially or of record) any Shares and none of Parent, Purchaser or their respective affiliates hold any rights to acquire any Shares except pursuant to this Agreement.

          SECTION 4.9 Vote/Approval Required. No vote of the holders of any class or series of capital stock of Reed International P.L.C., Elsevier NV, Parent, Purchaser or any of their affiliates is necessary to approve this Agreement, the Merger or the Offer or the financing thereof (including under the rules of any stock exchange on which their shares are listed). None of Reed International P.L.C., Elsevier NV, Parent, Purchaser nor any of their affiliates is required to obtain the advice of any works council or workers council or similar body in connection with this Agreement, the Merger or the Offer or the transactions contemplated hereby or the financing thereof.

          SECTION 4.10 Subsequent Transaction. Parent has furnished the Company with true and correct copies of all agreements, understandings and interpretations relating to the Subsequent Transaction (collectively, the "Subsequent Transaction Agreements").

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement or in
Section 5.1 of the Disclosure Schedule or as required by law, or unless Purchaser shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company and its subsidiaries shall use their reasonable best efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their reasonable best efforts to preserve substantially intact their business organizations, and to preserve their present relationships with customers, suppliers, employees, licensors, licensees, distributors, authors and other content providers and other persons with which they have business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (it being understood that Parent will determine whether or not to give such consent based on its reasonable business judgment):

          (a) amend or otherwise change the certificate of incorporation or by-laws or equivalent organizational documents of the Company and its subsidiaries;

          (b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except (A) for the issuance of shares of Common Stock issuable in accordance with the terms of Employee Options issued and outstanding as of the date hereof, (B) for the conversion of shares of Series A Stock or Class B Stock into shares of Common Stock, (C) for the grant of Employee Options (and issuances of Common Stock pursuant thereto) in the ordinary course of business in order to attract new employees or
     (D) in connection with the dividend reinvestment plan of the Company existing on the date hereof);

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i)any dividend or distribution by a wholly-owned subsidiary of the Company, (ii) regular quarterly dividends of the Company in an amount not to exceed $0.21 per share of Common Stock and regular quarterly dividends of the Company in an amount not to exceed $0.189 per share of Class B Stock or (iii) quarterly dividends on the Series A Stock as provided for in the Restated Certificate);

          (d) (i) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (other than in connection with the dividend reinvestment plan of the Company existing on the date hereof in accordance with past practice) or (ii) reclassify, combine, split or subdivide any capital stock or other securities of the Company or any of its subsidiaries (except in connection with the conversion of shares of Class B Stock or Series A Stock into shares of Common Stock);

          (e) (i) directly or indirectly, acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or otherwise) (A) any interest in a corporation, partnership or other business organization or division thereof or any assets constituting a business, including assets related to individual works, or (B) except in the ordinary course of business consistent with past practice, any other assets, (ii) directly or indirectly sell, lease, license, sell and leaseback, mortgage, encumber or otherwise dispose of, (a) any of its individual works or assets related thereto, (b) any other assets (other than assets intended for sale to customers in the ordinary course of business or consumed in the ordinary course of business), having an aggregate fair market value in excess of $5 million; other than in the case of clauses (a) and (b) pursuant to existing contracts or commitments, (iii) other than in the ordinary course of business consistent with past practice, enter into, renew, amend or terminate any contract or agreement which is or would be material to the Company and its subsidiaries taken as a whole or (iv) issue or authorize any material new capital expenditures other than in accordance with the capital expenditure schedule set forth as Section 5.1(e) of the Disclosure Schedule;

          (f) (i) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than under existing debt facilities in the ordinary course of business consistent with past practice for working capital purposes or other purposes permitted under this Section 5.1, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than those (A) set forth in Section 5.1(f) of the Disclosure Schedule or (B) made to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (g) except as required by law, (i) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except (A) in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the date of this Agreement, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice or (iii) waive any material benefits of, or agree to modify in any respect materially adverse to the Company, or fail to enforce, or consent to any matter with respect to which its consent is required under, any material confidentiality agreement (other than standstill provisions) to which the Company or any of its subsidiaries is a party;

          (h) except as contemplated by Section 6.6 or except to the extent provided under any Company Plan or Employment Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases for employees of the Company or its subsidiaries (other than directors and officers except as provided in Schedule 5.1(h)) in the ordinary course of business consistent with past practice, or grant any severance or termination pay not provided for under any Company Plan or Employment Agreement or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy, guideline, arrangement or practice for the benefit of any directors, officers or employees, except as required by applicable law;

          (i) enter into any agreement containing any provision or covenant materially limiting in any respect the ability of the Company or any of its subsidiaries or, assuming the consummation of the transactions contemplated herein, Parent or any of its affiliates, to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with any Person;

          (j) make any significant change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

          (k) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (l) other than in the ordinary course of business consistent with past practice, make any tax election or enter into settlement or compromise of any tax liability that in either case is material to the business of the Company and its subsidiaries as a whole;

          (m) (a) agree to any modification, amendment, or waiver of any provision of (i) the Amended and Restated Reimbursement and Security Agreement (the "Reimbursement Agreement") dated as of January 26, 1999 between the Company and GC Companies, Inc. ("GCX") or (ii) the Intercreditor Agreement dated as of January 26, 1999 among BankBoston, N.A., the Company and GCX, without Parent's consent, which consent shall not be unreasonably withheld; or (B) settle or compromise any claim made by GCX, or any other person, or any liability or obligation of the Company or its subsidiaries relating to GCX, any of its properties or relating to any other matter arising in any reorganization, recapitalization liquidation or bankruptcy proceeding of GCX, without Parent's consent, which consent shall not be unreasonably withheld (provided that the Company may directly or indirectly make payments to any third party (which in the aggregate will not exceed $1 million), or take any emergency or temporary action, in order to preserve the assets or operations associated with any GCX obligations for which the Company is liable). Further, the Company agrees to assert and defend, consistent with advice of counsel, all rights it may have with respect to any matter affecting GCX, and use its reasonable best efforts, consistent with advice of counsel, to mitigate any losses, obligations or claims relating to GCX or its properties including any guarantee of leases or any other obligations of GCX; provided, however, that Parent consents to the implementation of the Company's agreement dated October 13, 2000 with DJM Asset Management and W/S Discount Acquisition II, LLC. In addition, the Company shall promptly notify Parent (but in no event later than 48 hours) of any material development or change with respect to any matters related to GCX after the date hereof and shall thereafter keep Parent informed in all respects as to the status of any such material developments or changes.

          (n) authorize or agree to take any of the actions described in Sections 5.1(a) through 5.1(m).

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          SECTION 6.1 Stockholders Meeting. (a) As soon as reasonably practicable following consummation of the Offer, the Company, acting through its Board of Directors, shall, if required in accordance with applicable law and the Company's Restated Certificate and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the "Stockholders Meeting") and (ii) use its reasonable best efforts to obtain the necessary adoption of this Agreement by the stockholders of the Company. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their subsidiaries and controlled affiliates to be voted in favor of adoption of this Agreement.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding shares of each of the Company Common Stock and the Class B Stock (if any shares thereof are then outstanding), Parent and Purchaser agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if the Offer is not consummated.

          SECTION 6.2 Proxy Statement. If required by applicable law, as soon as reasonably practicable following Parent's request, the Company shall file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to have cleared by the SEC, the Proxy Statement with respect to the Stockholders Meeting. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts to respond as soon as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the stockholders of the Company as soon as reasonably practicable.


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                                                                             27

          SECTION 6.3 Company Board Representation; Section 14(f). (a) If requested by Parent, the Company shall, as soon as reasonably practicable following payment for the purchase of Shares pursuant to the Offer, and from time to time thereafter, use its best efforts to cause a majority of directors of the Company to consist of persons designated or elected by Parent (such actions to include increasing the size of the Board of Directors or securing the resignations of incumbent directors or both). At such times, if requested by Parent, the Company will use its best efforts to cause persons designated by Purchaser to constitute a majority of the members of (i) each committee of the Board of Directors of the Company, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law and as specifically designated by Parent.

          (b) The Company's obligations to cause Parent's designees to be elected or appointed to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall as soon as reasonably practicable (subject to the provision of information by Parent and Purchaser) take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 6.3 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to the stockholders of the Company such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.3. Parent or Purchaser will supply to the Company as soon as reasonably practicable and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) In addition to any vote of the Board of Directors of the Company required by law or the Restated Certificate or the By-Laws, following the election or appointment of Purchaser's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment of this Agreement or the Restated Certificate or By-Laws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, any extension or alteration of the Effective Time or any waiver or assertion of any of the Company's rights hereunder or any term or condition of this Agreement or the Restated Certificate or By-Laws or any action by the Company hereunder which adversely affects holders of Shares other than Parent or Purchaser, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are directors as of the date of this Agreement and who voted to approve this Agreement or are designated by a majority of the directors of the Company who are directors on the date of this Agreement and who voted to approve this Agreement; provided that, notwithstanding Section 6.3(a), the number of such directors shall be not less than three; provided, further, that, if the number of such directors shall be reduced below three for any reason, such remaining directors shall be entitled to designate persons to fill such vacancies so that there will continue to be three such directors and such persons shall be deemed for purposes of this
Section 6.3(c) to have been directors as of the date of this Agreement.

          SECTION 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, upon reasonable prior written notice, and subject to applicable law, the Company (i) shall, and shall cause its subsidiaries, officers, directors and employees to, afford the officers, employees, counsel, accountants, financial representatives and other authorized representatives (the "Representatives") of Parent and representatives of the financial institutions providing financing and their counsel, accountants and other representatives (collectively, the

"Financing Representatives") and Representatives of any Person which has entered into an agreement with Parent with respect to purchasing certain assets and subsidiaries of the Company from Parent after consummation of the Merger (such Representatives, the "TP Representatives" and the transaction contemplated by such agreement, the "Subsequent Transaction") reasonable access, during normal business hours, to their respective properties, books, contracts and records and, during such period, shall furnish promptly to Parent all information concerning their respective businesses, properties and personnel as may reasonably be requested in connection with the transactions contemplated by this Agreement, including the financing and the Subsequent Transactions; (ii) subject to applicable law relating to the exchange of information, furnish and cause its subsidiaries to furnish, to Parent, Parent's Representatives, the Financing Representatives and the TP Representatives such financial and operating data and other information relating to the Company or any of its subsidiaries as such persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Company and its subsidiaries to cooperate with Parent, Parent's Representatives, the Financing Representatives and the TP Representatives in connection with the foregoing; provided that the foregoing shall not require any such entity to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any such entity's obligations with respect to confidentiality if such entity shall have attempted to obtain the consent of such third party to such inspection or disclosure. Any investigation pursuant to this Section shall be conducted in such manner as to not unreasonably interfere with the conduct of the business of the Company or its subsidiaries. No investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by such officers.

          (b) The Company acknowledges that Parent may need to cause an information memoranda to be prepared and used in connection with consummation of certain financing transactions, and agrees to use its reasonable best efforts to furnish Parent with reasonable access to, and to cause the cooperation of, all personnel reasonably requested by Parent to assist in arranging, consummating and obtaining any such financing, and using its reasonable best efforts to cause its management to participate in such meetings with third parties as Parent may reasonably request; provided that Parent shall provide the Company with drafts of any such information memoranda reasonably in advance of any proposed circulation thereof. In addition, the Company agrees to
(i) request its accountants, at Parent's request and expense, to consent to the inclusion of their report or reports in, and to issue a comfort letter on customary terms in connection with, any information memoranda relating to such financing and (ii) at the reasonable request of Parent, (A) enter into such agreements and use reasonable best efforts to deliver such officers certificates and opinions as are customary in such a financing and as are, in the good faith determination of the persons executing such certificates or opinions, accurate and (B) pledge, grant security interests in and otherwise grant liens on its assets pursuant to such agreements; provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time.

          (c) Each of Parent and Purchaser will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated in this Agreement in accordance with the Confidentiality Agreement, dated June 28, 2000, between the Company and Reed Elsevier

PLC, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

          SECTION 6.5 Acquisition Proposals. (a) The Company agrees that (i) it and its officers, directors and employees shall not, (ii) its subsidiaries and its subsidiaries' officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries' agents and representatives ("Company Representatives") shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets or the earning power of the Company or (iii) any acquisition or purchase, direct or indirect, of more than 20% of the consolidated assets of the Company and its subsidiaries or more than 20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets or earning power of the Company (other than the transactions contemplated by this Agreement) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning, any Acquisition Proposal, furnish any information relating to the Company or any of its subsidiaries or provide access to the properties, books and records or any confidential information or data of the Company or any of its subsidiaries to, any Person relating to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal, (ii) prior to the purchase of any Shares pursuant to the Offer, providing access to properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement) (provided that all such written information is also provided on a prior or substantially concurrent basis to Parent), or (iii) prior to the purchase of any Shares pursuant to the Offer, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii) and
(iii), (1) the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, that such actions would reasonably be expected to lead to a Superior Proposal (as defined below), and (2) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such Person (or its agents or advisors) in possession of confidential information about the Company or any of its subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal or indication (including any subsequent material amendment or modification to such terms and conditions). The Company shall keep Parent informed in all material respects of the status and details of any such Acquisition Proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Purchaser) or propose publicly to withdraw (or modify in a manner adverse to Parent or Purchaser) the recommendation or declaration of advisability by the Board of Directors or any such committee of this Agreement, the Offer or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (each such action being referred to herein as an "Adverse Recommendation Change") (it being understood and agreed that a communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of the communication pursuant to such Rule 14d-9(e)(3) shall not be deemed to constitute an Adverse Recommendation Change), unless the Board of Directors or a committee thereof determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal,
(iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which is intended to, or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.5(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the purchase of any Shares pursuant to the Offer, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.5(a), that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement pursuant to Section 8.1(d)(iii) hereof; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(d)(iii) hereof, and any purported termination pursuant to
Section 8.1(d)(iii) hereof shall be void and of no force or effect, unless (i) the Company prior to or concurrently with such termination pays to Parent the fee payable pursuant to Section 8.2(b) and enters into a definitive agreement concerning the Superior Proposal; (ii) the Company shall have complied in all material respects with this Section 6.5(a), (iii) the Company shall have given Parent at least three business days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice together with the most current draft of an agreement relating to such Superior Proposal (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new three business day period), (iv) during such three business days or greater period, the Company engages in good faith negotiations with Parent with respect to such changes

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                                                                             31

as Parent may propose to the terms of the Merger and this Agreement, and (v) Parent does not make prior to such termination of this Agreement a definitive and binding offer to enter into a definitive agreement which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal (it being understood that neither the delivery of a notice of a Superior Proposal in accordance with this Section 6.5(b) nor any subsequent public announcement thereof shall in of themselves constitute an Adverse Recommendation Change or a breach of clause (ii), (iii) or (iv) of the first sentence of this Section 6.5(b)).

          The term "Superior Proposal" means any bona fide written Acquisition Proposal not solicited by or on behalf of the Company or any of its subsidiaries made by a third party that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) would, if consummated, be superior from a financial point of view to the stockholders of the Company, taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal (provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 6.5, except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority").

          SECTION 6.6 Employment and Employee Benefits Matters. (a) As of the Effective Time, the obligations of the Company and its subsidiaries under each Company Plan and Employment Agreement shall continue as obligations of the Surviving Corporation and its subsidiaries, respectively.

          (b) On and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to pay promptly or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Company Plan, (and expressly assume the obligations thereunder). Parent and the Company agree that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any Employment Agreement (and expressly assume the obligations thereunder).

          (c) Without limiting any additional rights that any employee may have under any Employment Agreement or Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof (or such longer period provided for in any such Employment Agreement or Company Plan), to maintain the severance-related provisions of existing Company Plans and to provide 100% of the cash severance payments required thereunder, reduced by any severance payments otherwise required under existing severance and employment agreements or applicable law, to any Affected Employee (as defined below) terminated during that twelve-month period (or such longer period provided for in any such Employment Agreement or Company Plan) (unless no such reduction is permitted or provided for).

          (d) Without limiting any additional rights that any employee may have under any Employment Agreement or Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any individual who is actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time (the "Affected Employees") (other than employees covered by a collective bargaining agreement)
(i)compensation levels

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                                                                             32

(such term to include salary, bonus opportunities and commissions) that in the aggregate are no less favorable, (ii) Company Plans that in the aggregate are no less favorable, and (iii) Severance Plans that are no less favorable, than the overall compensation levels and Company Plans, and the Severance Plans, respectively, such Affected Employees are entitled to immediately prior to the Effective Time, and employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. Without limiting any additional rights that any employee may have under any Employment Agreement or Company Plan after the expiration of such one-year period, Parent shall provide Affected Employees (other than those covered by collective bargaining agreements) with employee benefits, in the aggregate, that are no less favorable in the aggregate than those employee benefits provided to similarly situated employees of the Parent or its subsidiaries; provided that, notwithstanding any of the provisions set forth above, nothing herein shall require the establishment, amendment or continuation of any stock option, restricted stock, stock purchase, employee stock ownership or any other equity-based plan or program and the value of benefits of any such program shall not be included for purposes of determining whether (i), (ii) or (iii) above in the aggregate is "no less favorable".

          (e) Affected Employees shall be given credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program or arrangement, including the vacation policies, of Parent or its subsidiaries in which such Affected Employees are eligible to participate (the "Parent Plans") for all purposes; provided, however, that no such service shall be credited for purposes of determining benefit accruals with respect to any defined benefit pension plan except for any plan formerly maintained by the Company to the extent such service is recognized under such plan or any successor thereof. With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), the Parent or its subsidiaries shall (a) cause there to be waived any pre-existing condition or eligibility limitations and (b) to the extent administratively feasible, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Affected Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Closing Date.

          (f) With respect to any accrued but unused vacation time to which any Affected Employee is entitled pursuant to the vacation policy applicable to such Affected Employee immediately prior to the Closing Date, Parent and its subsidiaries shall assume the liability for such accrued vacation and allow such Affected Employee to use such accrued vacation in accordance with the provisions of the applicable vacation policy. Notwithstanding the foregoing, such assumption and allowance for accrued but unused vacation time accrued before January 1, 2000 shall only take place if such accrued but unused vacation time has been documented in the applicable personnel files and records related to such Affected Employee.

          (g) The Company shall take all action necessary to provide for full vesting of the account balances of all Affected Employees after one year of service under the Harcourt Savings Plan

          (h) The Company will amend the Harcourt Inc. Severance Pay Plan, the Harcourt General Inc. Manager/Director Change of Control Severance Plan and the Harcourt General Inc.

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                                                                             33

Employee Change of Control Severance Plan, and any other severance plan program or policy of the Company or its subsidiaries not previously made available to Parent, if such Plan can be unilaterally amended by the Company, in such manner as may be reasonably necessary to provide that no severance or termination benefits would be payable thereunder solely as a result of the Merger or the Subsequent Transaction.

          SECTION 6.7 Directors' and Officers' Indemnification and Insurance.
(a) Without limiting any additional rights that any employee may have under any Employment Agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries and (ii) acts or omissions occurring at or prior to the Effective Time (including, without limitation, this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, provided that such indemnifications shall be subject to any limitation imposed from time to time under applicable law. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof; provided, however, that any Indemnified Party's failure to promptly notify the Surviving Corporation upon learning of any such claim, action, suit, proceeding or investigation shall only reduce such Indemnified Party's rights under paragraph (a) of this Section 6.7 to the extent such failure to notify materially prejudices the Surviving Corporation's ability to defend such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Surviving Corporation shall not, except with the consent of any Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or

Persons making, asserting or conducting such claim, action suit, proceeding or investigation to such Indemnified Party an unconditional release from all liability with respect to such claim, action, suit, proceeding or investigation if such claim, action, suit, proceeding or investigation is indemnifiable pursuant to Section 6.7. Notwithstanding the right of the Surviving Corporation to assume and control the defense of such claim, action, suit, proceeding or investigation, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, action, suit, proceeding or investigation, and the Surviving Corporation shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such reasonable fees, costs and expenses promptly after receipt of an invoice from such Indemnified Party if (i) the use of counsel chosen by the Surviving Corporation to represent such Indemnified Party would present such counsel with a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Party within a reasonable period of time after notice of the relevant claim, action, suit, proceeding or investigation or (iii) such Indemnified Party shall have been advised by counsel that there may be legal defenses available to it which are different from or in addition to those available to the Surviving Corporation.

          (c) The Certificate of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Certificate of Incorporation and by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (d) Without limiting any additional rights that any employee may have under any written Employment Agreement, Parent shall, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof) with respect to acts or omissions occurring at or prior to the Effective Time, provided that if the aggregate annual premium for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then Parent shall, or shall cause its subsidiaries to, provide only such coverage as shall then be available at any annual premium equal to 200% of such rate.

          (e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

          (g) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

          SECTION 6.8 Further Action; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger, the Subsequent Transaction and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees, and Parent agrees to use its reasonable best efforts to cause any third party to the Subsequent Transaction, (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby, including the Subsequent Transaction, as promptly as practicable after the date hereof, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Law and (iii) to use, subject to Section 6.8(b) and (c), its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Law as soon as practicable.

          (b) Each of Parent, Purchaser and the Company shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement including, but not limited to, the Offer, the Merger and the Subsequent Transaction under the HSR Act or any other Antitrust Law, use its reasonable best efforts to, and Parent shall use its reasonable best efforts to cause any third party to the Subsequent Transaction to, subject to applicable law, (i) cooperate in all respects with each of the other parties hereto and each of the parties to the Subsequent Transaction in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof); (ii) each of the other parties hereto and each of the parties to the Subsequent Transaction informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign governmental authority ("Governmental Authority") and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, including the Subsequent Transaction; and (iii) permit each of the other parties hereto and each of the parties to the Subsequent Transaction to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby, including the Subsequent Transaction, under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby, including the Subsequent Transaction, as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, including the Subsequent Transaction, each of Parent, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including the Subsequent Transaction, including, without limitation, in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, including the Subsequent Transaction, beyond the Outside Date, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits, provided, however, that nothing in this Agreement shall require Parent or Purchaser or any of Parent's subsidiaries to agree to or take any action or limitation referred to in this paragraph (c) which would reasonably be expected to have either (i) a Parent Material Adverse Effect or (ii) a Material Adverse Effect on the Company. When used in connection with Parent, Purchaser or any of Parent's other subsidiaries, the term "Parent Material Adverse Effect" means any change or effect that would reasonably be expected to be materially adverse to the business, financial condition, assets or results of operations of Parent, Purchaser and any of Parent's other affiliates taken as a whole.

          (d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement, including the Subsequent Transaction, each of Parent, Purchaser and the Company shall cooperate in all respects with each other and any third party who is party to the Subsequent Transaction to the extent any such action or proceeding principally involves assets to be acquired by such third party in the Subsequent Transaction and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (e) Without limiting the covenants contained in Section 6.8(a), to the extent reasonably requested by Parent, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to facilitate the Subsequent Transaction; provided that no action or conduct that causes the Company or its subsidiaries to incur meaningful costs or liabilities will be required under this Section 6.8(e).

          (f) Parent shall not agree to any modification, amendment or waiver of any provision of any Subsequent Transaction Agreement in any manner adverse to the Company. Further, Parent agrees to assert and defend consistent with the advice of counsel all rights, and



                                      10
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                                                                             37

perform and comply with all obligations, it may have under any Subsequent Transaction Agreement with respect to compliance with any Antitrust Law.

          (g) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

          SECTION 6.9 Third Party Standstill Agreements. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries), unless, in response to a Person who on an unsolicited basis has given a good faith indication of interest in making an Acquisition Proposal, the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law (in which event such termination, amendment, modification or waiver shall be made only to the extent such termination, amendment, modification or waiver enables an Acquisition Proposal to be submitted to the Company and thereafter pursued and effected). Subject to the immediately preceding sentence, during such period, the Company agrees to use reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

          SECTION 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Purchaser shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at any time from the date of this Agreement to the Effective Time, in either case which would reasonably be expected to cause any of the conditions set forth in paragraph (c) of Annex A hereto to fail to be satisfied. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. This Section 6.10 shall not constitute a covenant or agreement for the purpose of Section 8.1(e)(i) or paragraph (d) of Annex A hereto.

          SECTION 6.11 Integration Committee. Promptly after the date hereof, subject to applicable law, Parent will establish an Integration Committee chaired by an officer of Parent which will be composed of such employees of Parent and the Company as selected by Parent (subject to the agreement of the relevant employee) and such committee will be responsible for proposing alternatives and recommendations to Parent regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations.

          SECTION 6.12 Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as



                                      11
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                                                                             38

such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

                                  ARTICLE VII

                              CONDITIONS OF MERGER

          SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) if required by the DGCL, this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Restated Certificate and the DGCL;

          (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other permanent order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, any foreign state, county, city or other provincial subdivisions which prohibits, restrains or enjoins the consummation of the Merger; provided however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

          (c) Purchaser shall have purchased Shares pursuant to the Offer.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) prior to the purchase of any Shares pursuant to the Offer, by mutual written consent of Parent, Purchaser and the Company;

          (b) by Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, any foreign country or any domestic or foreign state, county, city or other provincial subdivisions (other than any such court or governmental body having jurisdiction outside the United States in a territory in which no significant assets, properties or rights of either the Company and its subsidiaries or Parent and its affiliates are located and whose statutes, rules, regulations, executive orders, decrees, rulings, injunctions or other orders would not be reasonably expected to have a Material Adverse Effect or Parent Material Adverse Effect ("Non-Material Jurisdictions")) shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (c) by Parent if, due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions, Purchaser shall have (i) not purchased Shares pursuant to the Offer and the Offer shall have expired or been terminated or (ii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent if the failure by Parent or Purchaser to perform any of its obligations under this Agreement (including Purchaser's failure to purchase or pay for Shares pursuant to the terms and conditions of the Offer) results in the failure of the Offer to be consummated;

          (d) by the Company (i) if (A) Purchaser fails to commence the Offer as provided in Section 1.1 or (B) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement which materially adversely affects Parent's or Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer or the Merger, and (x) in the case of any such representation or warranty, there is no reasonable possibility that such breach can be cured prior to the Outside Date and (y) in the case of any such covenant or agreement, such breach cannot be and has not been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the expiration date of the Offer as it may be extended pursuant hereto; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, (ii) if (A) Purchaser fails to pay for Shares pursuant to the Offer on or prior to the Outside Date or (B) Purchaser shall have not purchased Shares pursuant to the Offer and the Offer shall have expired or been terminated; provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated, or (iii) prior to the purchase of any Shares pursuant to the Offer, in accordance with, and subject to the terms and conditions of, Section 6.5(b); or

          (e) by Parent prior to the purchase of Shares pursuant to the Offer if (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in clause (c) or clause (d) of Annex A would not be satisfied and (x) in the case of any such representation or warranty, there is no reasonable possibility that such breach can be cured prior to the Outside Date and (y) in the case of any such covenant or agreement, such breach cannot be or has not been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the expiration date of the Offer as it may be extended pursuant hereto; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) in the event an Adverse Recommendation Change has occurred in accordance with Section 6.5(b).

          SECTION 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 6.4(c), this Section 8.2, Section 8.3 and Article 9; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

          (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $180,000,000 to Parent (the "Termination Fee"), at or prior to the time of termination in the case of a termination pursuant to
Section 8.1(d)(iii) or within two business days after such termination in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds. In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) (solely due to the failure to satisfy the Minimum Condition or the conditions set forth in paragraphs (c) or (d) of Annex A) and
(x) after the date of this Agreement and prior to such termination, there shall have been made and publicly announced or publicly communicated to the Company's shareholders an Acquisition Proposal (which shall not have been withdrawn in good faith) and (y) concurrently with or within twelve (12) months of the date of such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated) or an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee within two business days of the consummation of the Acquisition Proposal (provided that, for purposes of this sentence, the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.5, except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority").

          SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 8.4 Amendment. Subject to Section 6.3(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.5 Waiver. Subject to Section 6.3(c), at any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II, Section 6.6, Section 6.7, Section 6.12 and Article IX shall survive the Effective Time and those set forth in Section 6.4(b), Section 6.12, Section 8.2, Section 8.3 and Article IX shall survive termination of this Agreement.

          SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Parent or Purchaser:

                    Reed Elsevier Inc.
                    275 Washington Street
                    Newton, MA 02458
                    Attention:  Henry Z. Horbaczewski, Esq.
                    Facsimile:  (617) 558-4649

           with an additional copy to:

                    Davis Polk & Wardwell
                    450 Lexington Avenue
                    New York, NY  10017
                    Attention:  Joseph Rinaldi, Esq.
                    Facsimile:  212-450-4800

           if to the Company:

                    Harcourt General, Inc.
                    27 Boylston Street
                    Chestnut Hill, Massachusetts  02467
                    Attention:  Eric Geller, Esq.
                    Facsimile:  (617) 278-5567

           with an additional copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, NY  10017
                    Attention:  John G. Finley, Esq.
                    Facsimile:  212-455-2502

          SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; for the avoidance of confusion it is hereby stipulated that the affiliates of Parent consist of Reed International P.L.C., an English public limited company ("Reed"), Elsevier NV, a Netherlands public limited company ("Elsevier") and the affiliates of either Reed or Elsevier or of Reed and Elsevier jointly.

          (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" shall have a corresponding meaning);

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Amsterdam, The Netherlands; London, England; New York, New York; or Boston, Massachusetts;

          (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

          (f) "knowledge" (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(f) of the Disclosure Schedule under the heading "Company" and (ii) with respect to Parent or Purchaser means the actual knowledge of any of the persons set forth in Section 9.3(f) of the Disclosure Schedule under the headings "Parent" or "Purchaser".

          (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (h) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 9.5 Entire Agreement; Assignment. This Agreement, the Stockholder Agreement and the confidentiality agreement referred to in Section
6.4 constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assignable without the consent of the other party hereto, except that Parent may transfer or assign to one or more affiliates its rights under this Agreement, but no such transfer or assignment will relieve Parent of its obligations hereunder.

          SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section
6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

          SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, solely for the purpose of the transactions contemplated by this Agreement, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Solely for the purpose of the transactions contemplated by this Agreement, each of Parent and Purchaser hereto irrevocably designates and appoints The Corporation Trust Company at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 as its duly appointed agent for service of process in the State of Delaware, for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

          SECTION 9.11 Performance. Reed Elsevier PLC agrees to take all action necessary to cause Parent, Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking of Parent and Reed Elsevier PLC to cause Purchaser to take such action.

          SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          SECTION 9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        REED ELSEVIER INC.


                                     By: /s/ Henry Z. Horbaczewski
                                        ----------------------------------------
                                        Name:  Henry Z. Horbaczewski
                                        Title: Senior Vice President


                                        REH MERGERSUB INC.


                                     By: /s/ Henry Z. Horbaczewski
                                        ----------------------------------------
                                        Name:  Henry Z. Horbaczewski
                                        Title: Senior Vice President


                                        HARCOURT GENERAL, INC.


                                     By: /s/ John R. Cook
                                        ----------------------------------------
                                        Name:  John R. Cook
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                        For the purpose of Section 9.11 only:

                                        REED ELSEVIER PLC


                                     By: /s/ Henry Z. Horbaczewski
                                        ----------------------------------------
                                        Name:  Henry Z. Horbaczewski
                                        Title: Attorney-In-Fact

                                    ANNEX A

                                Offer Conditions

          The capitalized terms used in this Annex A have the meanings set forth in the Agreement to which this Annex A is attached, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is attached.

          Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer (whether or not any Shares have theretofore been purchased or paid for) and may terminate or amend the Offer in accordance with the Merger Agreement if, (i) at the expiration of the Offer as it may be extended pursuant to the provisions of the Merger Agreement, a number of shares of Company Common Stock which, together with any Shares owned, directly or indirectly, by Parent or Purchaser, or any subsidiary or controlled affiliate thereof, representing (determined on a fully-diluted basis), on the date of purchase, at least a majority in voting power of the Company Common Stock shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and at or prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

          (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court of competent jurisdiction or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation, enacted, entered, enforced, promulgated, amended or issued that is applicable to Parent, Purchaser, the Company, or any third party who is party to the Subsequent Transaction or any subsidiary of Parent, such third party, or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which (I) makes illegal or otherwise restrains or prohibits the making of the Offer in accordance with the Merger Agreement or the consummation of the Offer or the Merger, (II) prohibits or limits in any material respect the ownership or operation by (A) the Company, Parent, or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or (B) any third party who is party to the Subsequent Transaction or any of its affiliates of a material portion of the business or assets to be acquired by such third party in the Subsequent Transaction; or requires any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as result of the Offer, to the extent any such prohibition, limitation or requirement would reasonably be expected to have either a Material Adverse Effect on the Company or a Parent Material Adverse Effect, (III) prohibits the ownership or operation of a portion of the business of the Company or its subsidiaries, taken as a whole, by Parent or Purchaser, to the extent any such prohibition would reasonably be expected to have either a Material Adverse Effect on the Company or a Parent Material Adverse Effect or (IV) other than in Non-Material Jurisdictions, imposes material limitations on the ability of Parent or Purchaser to acquire or hold or to exercise full rights of ownership of the

     Shares, including voting rights with respect to all matters properly presented to stockholders of the Company;

          (b) there shall have occurred (I) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (other than suspensions or limitations triggered by price fluctuations on a trading day) for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions) or (II) a declaration of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States or Europe;

          (c) (i) any representation or warranty of the Company contained in the Agreement that is qualified as to Material Adverse Effect shall not be true and correct; (ii) any representation or warranty of the Company in the Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of another specified date), except where the failure of such representations and warranties referred to in clause (ii) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; or (iii) except to the extent disclosed in the Disclosure Schedules or the Filed SEC Reports, since the date of the Merger Agreement, any change or event shall have occurred that has had or is reasonably likely to have a Material Adverse Effect on the Company;

          (d) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (e) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

          (f) any (i) approvals, clearances or waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer, the Merger or the Subsequent Transaction shall not have been obtained, expired or been terminated or (ii) any other requisite or advisable approvals, clearances or waiting periods under any other material Antitrust Law applicable to the purchase of Shares pursuant to the Offer, the Merger or the Subsequent Transaction shall not have been obtained, expired or been terminated; or

          (g) all shares of Class B Stock shall not have been converted into shares of Company Common Stock in accordance with the terms of the Stockholder Agreement.

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.